UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2015

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

BIND Therapeutics, Inc. (the “Company”) recently updated its business information as follows:

BIND-014 (PSMA-targeted Accurin docetaxel)

In November 2014, positive results from the Company’s ongoing Phase 2 study of BIND-014 in non-small cell lung cancer (“NSCLC”) were presented at the 26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Barcelona, Spain. The study met the primary objective in the once every three weeks (“Q3W”) arm (60 mg/m2 of BIND-014 on Day 1 of a 21-day cycle) as measured by overall response rate. These data from the Company’s ongoing Phase 2 study demonstrated substantial clinical activity as monotherapy in advanced second line NSCLC patients, with a 15 percent partial response rate (n= 40; 5 confirmed, 1 unconfirmed), progression free survival of 2.7 months, and median duration of response of 5.2 months. Additionally, BIND-014 demonstrated prolonged disease control, with 63 percent of patients (25) achieving stable disease or partial response for more than 6 weeks and 48 percent (19) for more than 12 weeks. BIND-014 also continues to demonstrate an encouraging safety and tolerability profile with more than 150 patients treated. In this Phase 2 study, 21 of 40 patients received four or more cycles of therapy, further attesting to the tolerability of BIND-014. Also consistent with previous results, neutropenia, anemia, neuropathy, and alopecia, commonly observed with docetaxel, were significantly reduced with BIND-014. The Company believes that the increased anti-tumor activity at a 20 percent lower dose than conventional docetaxel provides important validation of the Company’s Accurin platform. The Company expects to report final overall survival data from its ongoing Phase 2 study with BIND-014 in the NSCLC broad patient population in the first half of 2015.

The Company also announced that based on the promising results of the Q3W arm of this Phase 2 study and the more patient-friendly Q3W dosing schedule, combined with the absence of a confirmed partial response in the first 22 patients enrolled in the once weekly dosing schedule, the Company will not continue enrollment on the weekly dosing schedule.

In this Phase 2 study, BIND-014 also demonstrated promising anti-tumor activity in NSCLC patients with KRAS mutant tumors (mutated Kirsten ras oncogene homolog), with two out of nine (22%) patients with KRAS mutations enrolled in the study experiencing an objective response. One KRAS mutant NSCLC objective response was also seen in the Company’s Phase 1 study of BIND-014, yielding a combined total confirmed response rate of 30 percent (three confirmed responses in a total of 10 patients with KRAS mutant tumors) across both studies. In addition, in the Phase 2 study, progression free survival (2.7 months) and median duration of response (5.8 months) data were encouraging in this subset of patients and BIND-014 demonstrated prolonged disease control in NSCLC patients with KRAS mutations, with 67 percent of patients (six) achieving stable disease or partial response for more than 6 weeks and 44 percent (four) for more than 12 weeks. KRAS mutations in NSCLC account for approximately 20 percent of all NSCLC and are generally associated with poor response to currently available drug therapy regimens, including docetaxel. There are currently no treatments specifically approved for NSCLC patients with KRAS mutations.

A promising signal was also observed in the Phase 2 study in NSCLC patients with squamous histology, with interim overall survival of 11.1 months and progression free survival of 2.8 months, in each case, as of October 23, 2014. Although no confirmed objective responses were seen in this subset of patients, BIND-014 demonstrated prolonged disease control in NSCLC patients with squamous histology (n=9), with 67 percent of patients (six) achieving stable disease for more than 6 weeks and 56 percent (five) for more than 12 weeks. Squamous histology is a major NSCLC subtype accounting for approximately 25 percent of all NSCLC and poorly served by existing available therapies.

In January 2015, the Company enrolled the first patient expressing a KRAS mutation in a global, multicenter, two-tiered Phase 2 study of BIND-014 in NSCLC patients with KRAS mutant tumors or squamous histology. The Company anticipates enrolling the first NSCLC patient with squamous histology in this trial in the first quarter of 2015. Total enrollment in each tier of the study is anticipated to be 40 patients, with preliminary data anticipated as early as the second half of 2015. If the promising results seen in the Phase 2 study in the broad NSCLC patient population are confirmed in the new study in KRAS mutant or squamous histology NSCLC, the Company expects to initiate Phase 3 studies as early as the first half of 2016. The Company estimates that there were approximately 1.4 million new cases of NSCLC worldwide in 2012 and estimates that NSCLC patients with KRAS mutant tumors or squamous histology account for approximately 650,000 of these cases.

The Company also plans to initiate a global, multicenter, two-stage, Phase 2, multi-tumor study of BIND-014 in patients with cholangiocarcinoma, cervical cancer, bladder cancer and head and neck cancers, with anticipated first patient enrollment in the second quarter of 2015. These areas of high unmet need offer potential opportunities for more rapid development with anticipated stage 1 data readout in early 2016, anticipated stage 2 data readout in late 2016, and if the results of these studies are favorable, the initiation of Phase 3 pivotal studies in 2017.

The Company’s Phase 2 study of BIND-014 in metastatic castrate resistant prostate cancer (“mCRPC”) enrolled 42 patients, 31 of whom had been treated with androgen inhibitors prior to enrolling in the study. The primary endpoint of the study was to determine the efficacy of BIND-014 as measured by radiographic progression-free survival (“rPFS”) in patients with chemotherapy-naïve mCRPC. In January 2015, the Company announced topline data from this ongoing study showing that BIND-014 demonstrated promising efficacy profile, with rPFS of 8.1 months as of December 15, 2014. Two patients remained on treatment as of December 15, 2014. Twenty-four patients continue to be followed for overall survival and 60 percent of the patients enrolled attained rPFS of 6 months or greater. Safety and tolerability were also promising, with notable reductions in adverse effects that often limit dosing of conventional docetaxel, including hematologic and non-hematologic toxicities. Given the rapidly evolving prostate cancer treatment landscape, the Company believes that there are more promising opportunities for the Accurin platform within the Company’s development portfolio rather than for the treatment of mCRPC. The Company anticipates overall survival data from the ongoing Phase 2 study of BIND-014 in mCRPC in the first half of 2015 and plans to present complete results of the study at an upcoming medical meeting.

BIND-510 (PSMA-targeted Accurin vincristine)

In November 2014, the Company selected its second proprietary product candidate, BIND-510, based on its promising characteristics as a PSMA-targeted Accurin containing vincristine, a potent vinca alkaloid microtubule disrupting agent. By applying the Company’s Accurin technology, BIND-510 is designed to concentrate high levels of vincristine in tumors while limiting exposure to healthy tissue. Evidence of meaningfully greater efficacy and an improved toxicity profile compared to vincristine in its conventional form has been demonstrated across a broad range of in vivo tumor models with Accurin formulations of vincristine. In particular, in preclinical models, doses of Accurin formulations of vincristine have shown anti-tumor activity without evidence of overt toxicity. The Company believes that BIND-510 has the potential to overcome the major limitation of vincristine in clinical use due to its dose-limiting toxicity profile, specifically cumulative and irreversible neuropathy. Based on these encouraging preclinical results, the Company plans to initiate investigational new drug (“IND”)-enabling toxicology studies and manufacturing scale-up in the first half of 2015 and file an IND application with the U.S. Food and Drug Administration (“FDA”) for BIND-510 in 2016.

Collaborations

In November 2014, the Company entered a joint research and development agreement with Merck to discover and develop novel nanomedicines for oncology. This collaboration will leverage the Company’s proprietary nanomedicine platform to create targeted Accurins based on novel, potent payloads from Merck’s preclinical oncology portfolio. The first two Merck compounds include a kinesin spindle protein (“KSP”) inhibitor and a polo-like kinase 1 (“PLK1”) inhibitor. Both KSP and PLK1 are regulators of cellular mitosis and are considered essential to the proliferation of cancer cells. These pathways have proven difficult to target effectively using conventional agents due to therapeutic index limitations. Under the terms of the agreement, the Company agreed to apply its Medicinal Nanoengineering platform to develop targeted Accurins based initially on Merck-supplied investigational KSP and PLK1 inhibitors. The agreement also includes the option to incorporate additional

Merck compounds in the future. The Company agreed to fund and conduct research and development activities to advance Accurin product candidates based on these agents through first-in-human clinical studies, after which Merck and the Company will alternate in choosing whether or not to further develop and commercialize the Accurin products. If the Company opts in, in most scenarios there will be no payments made to Merck beyond a royalty on future product sales. If Merck opts in, Merck agreed to pay the Company a fee based on a multiple of the Company’s research and development expenses, plus a royalty, if any, on future product sales.

In December 2014, the Company achieved a development milestone as part of its global collaboration agreement with Pfizer, Inc. to develop and commercialize Accurins utilizing select small molecule targeted therapies. The collaboration aims to employ the Company’s Medicinal Nanoengineering platform to impart tissue and cellular targeting to molecularly targeted drugs. The Company granted Pfizer two options to obtain an exclusive worldwide license to use, develop, manufacture and commercialize Accurins incorporating specified Pfizer candidates. The Company received an upfront payment of $4.0 million in 2013 and has the potential to receive payments up to $89.5 million upon the achievement of specified development and regulatory events, including the milestone the Company has already achieved. The Company may also receive additional payments up to $110 million for specified commercial events as well as royalties in the low-single to high-single digit percentages on potential future sales of each Accurin commercialized, if any. Pfizer may exercise either one or both of its options to acquire the exclusive license for the specified drug candidate until September 2015 by paying the Company a specified option exercise fee.

In January 2015, the Company announced that it and one of its collaborators, which is AstraZeneca, are working toward filing an IND application with the FDA for AZD2811 in mid-2015. AZD2811 is an Accurin containing AZD1152-hQPA, the active metabolite of the prodrug barasertib (AZD1152), a potent and selective inhibitor of aurora B kinase. Positive results with the Accurin nanoparticle AZD2811, demonstrating improved efficacy and enhanced trafficking to tumor sites in multiple preclinical models while displaying minimal bone marrow toxicity, were presented at the American Association for Cancer Research Annual Meeting in April 2014. AstraZeneca has the exclusive right to lead development and commercialization and the Company will lead manufacturing during the development phase. The Company received an upfront payment of $4.0 million in 2013 and has the potential to receive payments totaling up to $193 million for specified clinical, regulatory and commercial milestones. The Company will also receive tiered single to double-digit royalties on future sales, if any.

Financial Information

At December 31, 2014, the Company had approximately $41 million in cash, cash equivalents and short-term investments. Because the Company’s financial statements for the year ended December 31, 2014 have not yet been finalized or audited, this preliminary statement of the Company’s cash, cash equivalents and short-term investments as of December 31, 2014 is subject to change, and the Company’s actual cash, cash equivalents and short-term investments as of December 31, 2014 may differ materially from this preliminary estimate. Accordingly, you should not place undue reliance on this preliminary estimate.

On January 23, 2015, the Company entered into a First Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”) with Hercules Technology III, L.P. Under the Amendment, the Company borrowed an additional $15 million in growth capital, less the repayment of the outstanding balance on the Company’s existing term loan facility of approximately $3 million. As a result of the Amendment, the Company reported on January 23, 2015 that it expected that its cash, cash equivalents and short-term investments will fund its operating expenses and capital expenditure requirements through at least December 31, 2015. This expectation was based on the Company’s operating plans and research and development funding that it expected to receive under its existing collaborations, but excludes any potential milestone payments.

Risk Factor

The Company also updated its risk factors by adding the following important factor that could result in increased tax liability:

The Company’s ability to utilize its net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Taking into account the Company’s initial public offering and other transactions, the Company may have triggered an “ownership change” limitation. In addition, the Company may experience ownership changes in the future as a result of subsequent shifts in the Company’s stock ownership, some of which are outside the Company’s control. As a result, the Company’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset U.S. federal taxable income may be subject to limitations, which could result in increased tax liability to the Company.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the potential safety, tolerability and efficacy of the Accurins the Company is developing; the timing of the Company’s ongoing and planned preclinical studies and clinical trials and the announcement of data relative to these trials; the Company’s expectation of ongoing collaboration with the Company’s collaboration partners; the timing of filing INDs for BIND-510 and AZD2811; and the Company’s expectation regarding its ability to fund operating expenses and capital expenditure requirements with its cash, cash equivalents and short-term investments and research and development funding.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the preliminary statement of the Company’s cash, cash equivalents and short-term investments contained in this Current Report is subject to change pending the finalization and audit of the Company’s financial statements for the year ended December 31, 2014; the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing the Company’s growth; risks associated with operating internationally, including the possibility of sanctions with respect to the Company’s operations in Russia; failure to obtain and maintain patent protection for or otherwise protect the Company’s technology and products; effects of patent or other intellectual property lawsuits; the eligibility of a significant portion of the Company’s total outstanding shares to be sold into the market, which could cause the market price of its common stock to drop significantly; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on November 6, 2014, and the Company’s other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this Current Report. Any such forward-looking statements represent management’s estimates as of the date of this Current Report. While the Company may elect to update such forward-looking statements at some point in the future, the Company disclaims any obligation to do so, even if subsequent events cause the Company’s views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: February 4, 2015	By:	/s/ Scott Minick
Scott Minick
President and Chief Executive Officer